             As filed with the Securities and Exchange Commission
                               on June 22, 2000
                                                Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ePRESENCE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Massachusetts                                        04-2798394
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                         Identification Number)

120 Flanders Road, Westboro, Massachusetts                     01581
(Address of Principal Executive Offices)                     (Zip Code)


                           DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                             Kevin F. Newman, Esq.
                                ePresence, Inc.
                               120 Flanders Road
                         Westboro, Massachusetts 01581
                    (Name and Address of Agent For Service)
                                 (508) 898-1000
         (Telephone Number, Including Area Code, of Agent For Service)

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
Title of securities to be       Amount to be           Proposed maximum          Amount of
     registered                  registered           aggregate offering       registration
                                                             price                  fee
---------------------------------------------------------------------------------------------
Deferred Compensation          $5,000,000 (2)            $5,000,000 (2)           $1,320
Obligations (1)
---------------------------------------------------------------------------------------------

(1) The Registrant is registering Deferred Compensation Obligations that are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the ePresence, Inc. Deferred Compensation Plan.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.
================================================================================

                               EXPLANATORY NOTE

     This registration statement has been prepared in accordance with the requirements of Form S-8 and relates to the Registrant's Deferred Compensation Obligations incurred by the Registrant, pursuant to the Registrant's Deferred Compensation Plan.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), the information required by Part I is included in documents which will be sent or given to participants in the Registrant's Deferred Compensation Plan.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

          (1) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

          (3) The description of the common stock of the Registrant, $0.01 par value per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.  Description of Securities.

     Under the Registrant's Deferred Compensation Plan (the "Plan"), the Registrant will provide a select group of highly compensated and management employees (the "Eligible Employees") and directors (the "Directors") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of investment measurement options chosen by each participant from those measurement options made available under the Plan during the deferral period in accordance with the terms of the Plan.

     The Plan will be administered by the members of the Administrative Committee (the "Committee") and the Board of Directors of the Registrant. The Board of Directors may amend the Plan, but no amendment may reduce any benefit that has accrued on the effective date of the amendment.

     An Eligible Employee may elect to defer up to 100% of his or her bonus compensation and any Director may elect to defer up to 100% of any retainer or fees that the Registrant may become obligated to pay during or for any Plan year.

     The Obligations for each participant will equal the balance in a record-keeping account established for such participant. The investment earnings credited to such account will be indexed to one or more investment indices, the type of which will be individually chosen by each participant from a list of types of investment indices made available under the Plan, including an index tied to the performance of the Registrant's Common Stock. Each participant's record-keeping account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected investment index, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of investment indices specified by the participants.

     The Obligations will be distributed by the Registrant in accordance with the terms of the Plan as follows: (i) in the event the participant retires, becomes disabled or dies after retirement has commenced, the participant will receive annual installments over a period of up to 15 years, and (ii) in the event of the participant's death or termination of employment prior to retirement or disability, the participant or the participant's estate will receive a lump-sum distribution. Upon a determination by the Committee that a participant has suffered an unforeseeable financial hardship, the Committee may direct the Registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the sum equal to the total deferred amounts, subject to earnings adjustments, plus the vested portion of any corporate contributions, subject to earnings adjustments. Commencing with the year beginning January 2006, at the time a participant elects to defer income in accordance with the Plan, the participant may also elect to receive a portion the Obligations due to that participant in either a lump sum or spread out over a period of four years.

     Neither participants, designated beneficiaries nor any other beneficiary under the Plan may transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable under the Plan. No Obligation may be subject to seizure by any creditor of any beneficiary, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of a participant, designated beneficiary, or any other beneficiary under the Plan. If at any time a participant becomes entitled to benefits under the Plan and such participant has any debt or obligation owed to the Registrant, the Registrant may offset the amount owed by the participant against the amount of benefits otherwise distributable to the participant under the Plan.

     Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

     Item 6.  Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Second Amended and Restated Articles of Organization, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article 6 of the Registrant's Second Amended and Restated Articles of Organization indemnifies directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Registrant. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all expenses, judgments, fines and amounts paid in settlement of such proceedings, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant.

     The Registrant's Second Amended and Restated Articles of Organization establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification above shall be made unless the Registrant determines, by clear and convincing evidence, that the applicable standard of conduct has not been met. Such a determination may be made by a majority of a quorum of the directors, independent legal counsel, the stockholders, or a court of competent jurisdiction. The Board of Directors shall authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

     The Registrant's Second Amended and Restated Articles of Organization also provide that, in the event of a determination by the Registrant that a director or officer did not meet the standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment or an advance of expenses within 60 days after such payment is claimed by a director or officer, such director or officer may petition a court to make an independent determination of whether such director or officer is entitled to indemnification. The Registrant's Second Amended and Restated Articles of Organization explicitly provide for partial indemnification of costs and expenses in the event that a director of officer is not entitled to full indemnification.

     Article 6 of the Registrant's Second Amended and Restated Articles of Organization also eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

     The Registrant has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

     Item 7.  Exemption from Registration Claimed.

     Not applicable.

     Item 8.  Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9.  Undertakings.

     1.   The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westboro, Massachusetts on the 22nd day of June, 2000.

                                    ePRESENCE, INC.

                                    By: /s/ William P. Ferry
                                       ------------------------------------
                                         William P. Ferry
                                         President and Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of ePresence, Inc., hereby severally constitute William P. Ferry, Richard M. Spaulding, Kevin F. Newman and William S. Gehrke, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable ePresence, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                Title                             Date
       ---------                                -----                             ----
/s/ William P. Ferry                 President, Chief Executive               June 21, 2000
----------------------------         Officer and Director (Principal
William P. Ferry                     Executive Officer)

/s/ Richard M. Spaulding             Senior Vice President                    June 21, 2000
----------------------------         and Chief Financial Officer
Richard M. Spaulding                 (Principal Financial Officer and
                                     Principal Accounting Officer)

/s/ John F. Burton                   Director                                 June 21, 2000
----------------------------
John F. Burton

/s/ David C. Mahoney                 Director                                 June 21, 2000
----------------------------
David C. Mahoney

/s/ Albert A. Notini                 Director                                 June 20, 2000
----------------------------
Albert A. Notini

/s/ John J. Rando                    Director                                 June 21, 2000
----------------------------
John J. Rando

/s/ Fontaine K. Richardson           Director                                 June 21, 2000
----------------------------
Fontaine K. Richardson

/s/ Robert M. Wadsworth              Director                                 June 21, 2000
----------------------------
Robert M. Wadsworth

                                 Exhibit Index
                                 -------------

Exhibit
Number           Description
-------          -----------

 4/(1)/ Specimen Certificate for shares of Common Stock, $.01 par value per share, of the Registrant

 5               Opinion of Hale and Dorr LLP

10               Deferred Compensation Plan

23.1             Consent of Hale and Dorr LLP (included in Exhibit 5)

23.2             Consent of PricewaterhouseCoopers LLP

24 Power of Attorney (included on the signature page of this Registration Statement)



------------------

(1) Incorporated herein by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-49194).